UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2023 (January 24, 2023)

Helbiz, Inc.

(Exact Name of Registrant as Specified in Charters)

Delaware	001-39136	84-3015108
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

32 Old Slip, New York, NY 10005
(Address of Principal Executive Offices, and Zip Code)
(917) 675-7157
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value	HLBZ	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one share of Class A Common Stock	HLBZW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 24, 2023, Helbiz, Inc. (the “Company”) entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”). Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell to Yorkville up to $20,000,000 of its shares of Class A common stock, par value $0.00001 per share, at the Company’s request any time during the commitment period commencing on January 24, 2023 and terminating on the earliest of (i) the first day of the month following the 24-month anniversary of the SEPA and (ii) the date on which Yorkville shall have made payment of any advances requested pursuant to the SEPA for shares of the Company’s Class A common stock equal to the commitment amount of $20,000,000. Each sale the Company requests under the SEPA (an “Advance”) may be for a number of shares of Class A common stock equal to the greater of: (i) an amount equal to 100% of the average daily traded amount of the shares during the five Trading Day immediately preceding the delivery of a notice of an Advance (an “Advance Notice"), or (ii) 5,000,000 shares of common stock. The shares would be purchased at 95.0% of the Option 1 Market Price, which is the lowest VWAP (the daily volume weighted average price of our Class A common stock for the applicable date on the Nasdaq Capital Market as reported by Bloomberg L.P. during regular trading hours) in each of the three consecutive trading days commencing on the trading day following the Company’s submission of an Advance Notice to Yorkville, or 92.0% of the Option 2 Market Price, which is the VWAP during the period commencing upon receipt of such Advance Notice and ending on 4:00 p.m. on such day. An Advance with an Option 2 Market Price can only be selected with the consent of Yorkville. The purchase would be subject to certain limitations, including that Yorkville could not purchase any shares that would result in it owning more than 9.99% of our Class A common stock or any shares that, aggregated with any related transaction, would exceed 48,119,674, which amount is equal to 19.9% of all shares of common stock outstanding on the date of the SEPA, unless shareholder approval was obtained allowing for issuances in excess of such amount (the “Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including to the extent that (and only for so long as) the average price for all shares of Class A common stock purchased pursuant to the SEPA shall equal or exceed the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)).

In addition, subject to the mutual consent of the Company and Yorkville, the Company may, from time to time, request pre-advance loans (each, a “Pre-Advance Loan”) from Yorkville, in the aggregate not to exceed $20,000,000 and pursuant to the terms and conditions set forth in the SEPA and the accompanying promissory note attached thereto. Pre-Advance Loans may be repaid with cash (including the proceeds of an Advance) or in shares of Class A common stock if the holder elects to convert the promissory note issued in connection with such Pre-Advance Loan.

In connection with the execution of the SEPA, the Company agreed to pay a commitment fee of $400,000 as consideration for its irrevocable commitment to purchase the shares of Class A common stock upon the terms and subject to the satisfaction of the conditions set forth in the SEPA. Such commitment fee is due at the earlier of one month of the date of the SEPA or the first takedown thereunder.

The Company will file with the Securities and Exchange Commission a prospectus supplement to the Company’s prospectus, dated October 17, 2022, filed as part of the Company’s effective shelf registration statement on Form S-3, File No. 333-267783, registering the shares of Class A common stock that are to be offered and sold to Yorkville pursuant to the SEPA.

The foregoing is a summary description of certain terms of the SEPA. For a full description of all terms, please refer to the copy of the SEPA that is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Class A common stock, nor shall there be any sale of shares of Class A common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01  Financial Statement and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document
10.1	Standby Equity Purchase Agreement, dated January 24, 2023, between the Company and Yorkville
104	Cover page of this Current Report on Form 8-K formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2023

HELBIZ, INC.

By:	/s/ Salvatore Palella
Name: Title:	Salvatore Palella Chief Executive Officer